Exhibit 99.2

Pharma-Bio Serv to Present at the LD Micro Conference on December 2, 2015

DORADO, PUERTO RICO / ACCESSWIRE / November 24, 2015 / Pharma-Bio Serv, Inc. (PBSV), a compliance, project management and technology transfer support consulting firm, that provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries, today announced that the Company will be a featured presenter at the 8th annual LD Micro Main Event Conference. Victor Sanchez, CEO will present Pharma-Bio Serv's business model and growth strategy at 4:30pm PST on December 2, 2015 in Track 5 at the Luxe Sunset Hotel in Los Angeles, CA.

Management will be available on Wednesday, December 2 and Thursday, December 3, 2015 for one-on-one meetings. To schedule a meeting, please contact your LD Micro representative or Eric Lahiji at Eric@ldmicro.com.

About LD Micro

The LD Micro Main Event takes place December 1-3, 2015 at the Luxe Sunset Hotel in Los Angeles, and will feature 210 companies in the small / micro-cap space.

LD Micro is an investment newsletter firm that focuses on finding undervalued companies in the micro-cap space. Since 2002, the firm has published reports on select companies throughout the year. The firm also hosts the LD Micro Invitational in June. It is a non-registered investment advisor. For more information, please contact 408-457-1042 or visit www.ldmicro.com.

About Pharma-Bio Serv Inc.

Pharma-Bio Serv is a compliance, project management and technology transfer support consulting firm, headquartered in Puerto Rico, with operations in the U.S., Ireland and Spain. Pharma-Bio Serv's core business is FDA and other international regulatory compliance agency related services, with integrated portfolio services including microbiological and chemical testing services for clients in the Pharmaceutical, Biotechnology, Chemical, Medical Device, Cosmetic, Food and Allied Products industries. The Company's services also include "Pharma Serv Academy," a division that provides technical and regulatory standards seminars/training conducted by industry experts. The Company's global team includes more than 225 leading engineering and life science professionals, quality assurance managers and directors.

Forward Looking Statements

This news release contains "forward-looking statements" within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this news release. Although Pharma-Bio Serv's management believes these expectations, estimates, or projections to be reasonable as of the date of this news release, forward-looking statements are inherently subject to significant business risks, economic and competitive uncertainties, or other contingencies, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. There can be no assurance that the processes being undertaken by Pharma-Bio Serv will result in growth through business development or mergers and acquisitions. Important factors that could cause Pharma-Bio Serv's actual results or performance to differ materially from the forward-looking statements include those set forth in the "Risk Factors" section of Pharma-Bio Serv's Annual Report on Form 10-K for the year ended October 31, 2014, and in its other filings with the Securities and Exchange Commission, which filings are available on www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Investor Relations Contact:

Scott Gordon
President
CorProminence LLC
scottg@corprominence.com
631-703-4900

SOURCE: Pharma-Bio Serv Inc.